Description of Equity Securities
Registered under Section 12 of the Exchange Act

As of March 9, 2020, Profire Energy, Inc. (the “Company”) has one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation and Articles of Amendment to the Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (as amended from time to time, the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Nevada Corporation Law (“NCL”) for additional information.

Description of Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The rights, privileges and preferences of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

Holders of common stock possess exclusive voting rights in the Company, except to the extent our Board of Directors (the “Board”) specifies voting power with respect to any other class of securities issued in the future. Each holder of our common stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors. Stockholders do not have any right to cumulate votes in the election of directors.

Subject to preferences that may be granted to the holders of preferred stock, each holder of our common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our Board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any of our remaining assets on a pro-rata basis. Holders of our common stock have no conversion, exchange, sinking fund, redemption or appraisal rights (other than such as may be determined by our Board in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable.
Our common stock is listed on The NASDAQ Global Select Market under the symbol “PFIE.”

Election and Removal of Directors

Our Board is elected annually by all holders of our capital stock. To be eligible for election or appointment to the Board, an individual must meet certain director qualification requirements set forth in our Bylaws. The stockholders shall elect directors by a plurality of the voting power of the stock present, in person or by proxy, at the meeting and entitled to vote on the matter.

Pursuant to the Bylaws our Directors may be removed at any time with or without cause.

Amendment

The Bylaws may be altered, amended or repealed and new bylaws may be adopted either (i) by a majority of the board of directors or (ii) by the affirmative vote of at least 60% of the voting power of the shares of then outstanding voting stock of the corporation, voting together as a single class.

Size of Board and Vacancies

Pursuant to our Bylaws, our Board has the exclusive right to fix the size of the board and to fill any vacancies resulting from death, resignation, disqualification or removal as well as any newly created directorships arising from an increase in the size of the board.

Special Stockholder Meetings

Our Bylaws, provide that only a majority of the total number of directors then in office may call a special meeting of the stockholders, and any business conducted at any special meeting must have been properly brought before the meeting. To be properly brought before a meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of our Board, otherwise properly brought before the meeting by or at the direction of our Board, or otherwise properly brought before the meeting by a stockholder, but, in the case of a special meeting, if and only if the notice of the meeting provides for business to be brought before the meeting by a stockholder.

Stockholder Action by Unanimous Written Consent

Our Bylaws expressly eliminate the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders and called in accordance with NCL.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws, establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board or a committee of our Board.

Undesignated Preferred Stock

The authority possessed by our Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer, 66 Exchange Place, 1st floor Salt Lake City, UT 84111and its telephone number is (801) 355-5740.